CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-217301 on Form S-8 of our reports dated February 19, 2021, relating to the financial statements of Schneider National, Inc. and the effectiveness of Schneider National, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.
/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
February 19, 2021